As filed with the Securities and Exchange Commission on July 6, 2010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST–EFFECTIVE AMENDMENT NO. 1 TO
FORM S–8 REGISTRATION STATEMENTS

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SENORX, INC.
(Exact name of registrant as specified in its charter)

Delaware	33-0787406
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

3 Morgan
Irvine, CA 92618
(949) 362-4800
(Address, including Zip Code, Telephone Number,
including Area Code, of Registrant’s Principal Executive Offices)

2006 EQUITY INCENTIVE PLAN
2006 EMPLOYEE STOCK PURCHASE PLAN
1998 STOCK PLAN

(Full Title of the Plans)

Jim Beasley
President
SenoRx, Inc.
3 Morgan
Irvine, CA 92618
(949) 362-4800
(Name, Address and Telephone Number,
including Area Code, of Agent for Service)

Copies to:
Michael E. Lubowitz, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
(212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements of the Registrant (as defined herein) previously filed with the Securities and Exchange Commission (the “Commission”) by SenoRx, Inc., a Delaware corporation (the “Registrant”):

●
Registration Statement on Form S-8 (File No. 333-165594), filed on March 22, 2010, pertaining to the registration of 634,585 shares of the Registrant’s common stock issuable under the Registrant’s 2006 Equity Incentive Plan.

●
Registration Statement on Form S-8 (File No. 333-157982), filed on March 16, 2009, pertaining to the registration of 618,551 shares of the Registrant’s common stock issuable under the Registrant’s 2006 Equity Incentive Plan.

●
Registration Statement on Form S-8 (File No. 333-149498), filed on March 3, 2008, pertaining to the registration of 623,944 shares of the Registrant’s common stock issuable under the Registrant’s 2006 Equity Incentive Plan.

●
Registration Statement on Form S-8 (File No. 333-141818), filed on April 2, 2007, pertaining to the registration of an aggregate of 3,748,387 shares of the Registrant’s common stock.  Of these shares, 2,433,050 shares were issuable under the Registrant’s 2006 Equity Incentive Plan and upon exercise of options not yet granted under the Registrant’s 1998 Stock Plan, 550,000 shares were issuable under the Registrant’s 2006 Employee Stock Purchase Plan, and 765,337 shares were issuable under the Registrant’s 1998 Stock Plan.

The Registration Statements identified above are collectively referred to as the “Registration Statements” and the plans identified above are collectively referred to as the “Plans”.

Pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware on July 6, 2010 (the “Effective Date”), the transactions contemplated by the Agreement and Plan of Merger, dated as of May 4, 2010 (the “Merger Agreement”), by and among the Registrant, C. R. Bard, Inc., a New Jersey corporation (“Bard”), and Raptor Acquisition Corp., a Delaware corporation indirectly wholly-owned by Bard (“Merger Sub”), including the merger of Merger Sub with and into the Registrant, with the Registrant continuing as the surviving corporation (the “Merger”) became effective and the Registrant became an indirect wholly-owned subsidiary of Bard.

Pursuant to the Merger Agreement, as of the Effective Date, the holders of outstanding shares of the Registrant’s common stock are entitled to receive $11.00 in cash, without interest or dividends thereon, less any applicable withholding of taxes, for each share of the Registrant’s common stock held.  Bard has determined that continued registration of the Registrant’s common stock is not in the best interest of the Registrant and that as a result of the Merger, common stock of the Registrant will not be issuable under the Plans.

As a result of the Merger, the Registrant has terminated all offerings of its securities under the Registration Statements.  Pursuant to Rule 478 promulgated under the Securities Act of 1933, as amended (the “Act”), and the undertaking of the Registrant contained in the Registration Statements pursuant to Item 512(a)(3) of Regulation S-K under the Act, the Registrant hereby removes from registration all of the shares of common stock reserved for issuance under the Plans covered by the Registration Statements which remained unsold as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 6th day of July, 2010.

SENORX, INC.

By:	/s/ Kevin J. Cousins
Name:	Kevin J. Cousins
Title:	Authorized Signatory and Agent